Exhibit 10.7

EXECUTION VERSION

Dated 8 December 2020

FWD LIMITED

and

FWD GROUP LIMITED

and

BOLTTECH HOLDINGS LIMITED

BUSINESS COLLABORATION AGREEMENT

BUSINESS COLLABORATION AGREEMENT

DATE: 8 December 2020

PARTIES:

(1)	FWD Limited, a company incorporated in the Cayman Islands whose registered office is at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“FL”); and

(2)	FWD Group Limited, a company incorporated in the Cayman Islands whose registered office is at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“FGL”); and

(3)	bolttech Holdings Limited (formerly Sky Noble Ventures Limited), a company incorporated in the Cayman Islands whose registered office is at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“Company”).

RECITALS:

(A)	The Parties entered into the SPA for the GI Operator Sale.

(B)	The Parties wish to enter into this Agreement to document the terms and conditions upon which (i) FWD Group will distribute general insurance products of the Bolttech Group; and (ii) the Bolttech Group will distribute life insurance products of FWD Group, in each case conditional upon and with effect from completion of the GI Operator Sale, and to document the manner in which they will conduct themselves and the principles to be adopted in cooperating on the sale of insurance products through each Party’s distribution channels thereafter.

TERMS AGREED:

1.	Definitions and Interpretation

1.1	In this Agreement where the context so admits the following words and expressions shall have the following meanings:

“Affiliate(s)”	with respect to a person, any other person controlling, controlled by, or under common control with the first person;

“Applicable Laws”	any applicable laws, regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any relevant jurisdiction;

“Associated Contracts”	the SPA and the Call Option Deed;

“Bolttech Digital Solutions”	Bolttech Digital Solutions Capital Limited (previously known as Edirect Insure Capital Limited) and as defined in the SPA;

“Bolttech Competitor”	an entity that is licensed and regulated by its local regulatory authority to, and which primary or core business is to, manufacture or underwrite general insurance products, or an entity which primary or core business is to provide device protection products and/or digital brokerage services for general insurance products;

“Bolttech Distribution Channel(s)”	distribution channels from time to time in all jurisdictions in which the Bolttech Group operates and which a member of the Bolttech Group acts as the ultimate distributor, including but not limited to all existing and future, online and offline channels, but excluding the Bolttech Partnership Channels;

“Bolttech Group”	the Company and its controlled Affiliates licensed to carry on general insurance business activities;

“Bolttech Group Markets”	as defined in Clause 4.3.1;

“Bolttech Partnership Channels”	distribution channels available to the Bolttech Group through any bancassurance, alliance, partnership or affinity marketing arrangement where the Bolttech Group distributes general insurance products through its partners;

“Bolttech Product(s)”	any and all general insurance products being manufactured or underwritten by a member of the Bolttech Group (other than the Boundary Products) and which are distributable via the FWD Distribution Channels or the FWD Partnership Channels;

“Boundary Product(s)”	any and all insurance product segments permitted to be manufactured or underwritten under both: (a)a life insurance licence; and (b) a general or non-life insurance licence, including those products which include any component that can be manufactured or underwritten under both: (a)a life insurance licence; and (b)a general or non-life insurance licence;

“Business Day(s)”	a day, other than a Saturday or a Sunday, on which commercial banks are open for business in Hong Kong;

“Call Option Deed”	the call option deed entered into by the Parties and Heritage Pioneer Limited on or around the date of this Agreement, pursuant to which Heritage Pioneer Limited and the Company shall grant to FL and FGL an option to purchase and/or subscribe for shares in the Company subject to and condition upon completion of the GI Operator Sale;

“Change of Control”	a Party ceasing to be controlled by Mr.Li, Tzar Kai Richard;

“Companies Ordinance”	the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

“Effective Date”	the date of completion of the GI Operator Sale;

“FGICL”	FWD General Insurance Company Limited, as defined in the SPA;

“FWD Competitor”	an entity that is licensed and regulated by its local regulatory authority to, and which primary or core business is to, manufacture or underwrite life insurance products, including for the avoidance of doubt an entity that has a composite licence and which primary or core business is to manufacture or underwrite life insurance products;

“FWD Distribution Channels”	distribution channels from time to time in all jurisdictions in which the FWD Group operates and which the FWD Group acts as the ultimate distributor, including but not limited to all existing and future, online and offline channels, but excluding the FWD Partnership Channels;

“FWD Group”	FL, FGL and their respective controlled Affiliates licensed to carry on life insurance business activities;

“FWD Group Markets”	as defined in Clause 4.1.1;

“FWD Marks”	the FWD trademarks, trade names, logos, brands, business names, trade styles, service marks, service names or other source of business identifiers and general intangibles of like nature, whether registered or unregistered, together with all goodwill associated with any of the foregoing;

“FWD Partnership Channels”	distribution channels available to the FWD Group through any bancassurance, alliance, partnership or affinity marketing arrangement where the FWD Group distributes life insurance products through its partners;

“FWD Product(s)”	any and all life insurance products being manufactured or underwritten by a member of the FWD Group (other than the Boundary Products) and which are distributable via the Bolttech Distribution Channels or the Bolttech Partnership Channels;

“GI Operator Sale”	the sale of FGICL, Bolttech Digital Solutions and iFWD TW under the SPA;

“HKIAC”	Hong Kong International Arbitration Centre;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“iFWD TW”	富 衛 保 險 經 紀 股 份 有 限 公 司 , trading as iFWD Insurance Broker Co., Ltd, and as defined in the SPA;

“Matching Product”	with respect to a Specifications Sheet, a product with features and benefits substantially similar to that contained in such Specifications Sheet;

“Non-Compete Exclusions”	(a) the manufacture or underwriting of Boundary Products; (b) group medical business; (c) existing business or existing shareholding interest of the FWD Group or the Bolttech Group, as applicable, as at the Effective Date; or (d) ownership of securities or ownership interest of a person carrying one-commerce and/or fintech business activity (including any InsureTech business activity);

“Non-Compete Period”

the period starting from the Effective Date and ending:

(a)  in respect of the Non-Compete Period applicable to the Company, (i) upon a Change of Control of the Company or FL and FGL, or (ii) when the Bolttech Group ceases to use any FWD Marks, whichever is later; and

(b) in respect of the Non-Compete Period applicable to FL and FGL, upon a Change of Control of FL and FGL or the Company,

in each case provided that the Non-Compete Period shall be for a period of not less than five years  from  the  Effective  Date  even  if  the above events were to occur within five years from the Effective Date;

“Parties”	the named parties to this Agreement and their respective successors and assigns;

“Preferred Supplier”	(a) with respect to the distribution of a Bolttech Product, the FWD Group shall, so far as is reasonably practicable and to the extent permitted under Applicable Laws and the terms governing the relevant FWD Partnership Channels, provide preferential non-exclusive access to the Bolttech Group to the FWD Partnership Channels for such Bolttech Product in priority to any similar product of a person other than the Bolttech Group; and (b) with respect to the distribution of a FWD Product, the Bolttech Group shall, so far as is reasonably practicable and to the extent permitted under Applicable Laws and the terms governing the relevant Bolttech Partnership Channels, provide preferential non-exclusive access to the FWD Group to the Bolttech Partnership Channels for such FWD Product in priority to any similar product of a person other than the FWD Group, in each case, it being agreed that the Parties shall discuss in good faith how to implement the operation of Preferred Supplier status;

“Significant Interest”	10% or more of the issued share capital/ownership interest or voting rights in a person;

“SPA”	the sale and purchase agreement entered into by the Parties on or around the date of this Agreement, pursuant to which FL and FGL shall sell to the Company the entire issued share capital of FGICL, Bolttech Digital Solutions and iFWD TW;

“Specifications Sheet”	a written notice describing in reasonable detail a proposed product, substantially in the form of the Appendix;

“Steering Committee”	has the meaning prescribed in Clause 6; and

“Term”	the period commencing on the Effective Date and ending on the date on which this Agreement terminates pursuant to Clause 8.

1.2	Save where the context otherwise requires words and phrases the definitions of which are contained or referred to in the Companies Ordinance shall be construed as having the meaning thereby attributed to them.

1.3	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

1.4	References in this Agreement to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.5	The expression “FGL”, “FL” and “Company” includes their respective successors and assigns.

1.6	References to “persons” shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.7	References to “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and a person shall be deemed to have control of another person if it possesses (i) more than 50% ownership interest in such other person; or (ii) the right to appoint or remove a majority of the members of the board of directors or similar management body of a person, and “controlled” and “controlling” shall be construed accordingly.

2.	Company Obligations

2.1	Subject always to Clause 2.2 and the terms of any existing obligations which the Company or any member of the Bolttech Group is subject on the date of this Agreement, to the extent permitted by Applicable Laws, the Company shall, and shall procure Bolttech Group to, at all times during the Term:

2.1.1	distribute FWD Products through the Bolttech Distribution Channels;

2.1.2	distribute FWD Products on a Preferred Supplier basis through the Bolttech Partnership Channels;

2.1.3	prior to distributing any new life insurance product (other than FWD Products or Boundary Products) through the Bolttech Distribution Channels, provide each of FL and FGL with a Specifications Sheet in respect of such proposed product. Within 15 days of receiving the Specifications Sheet, FL and FGL shall notify the Company in writing of whether a member of FWD Group is able and committed to offer a Matching Product. If FL and FGL notifies the Company that a member of FWD Group is able and committed to offer a Matching Product, FL and/or FGL shall procure the manufacture of the Matching Product within 3 months (provided that such period may be extended to an aggregate of 6 months to the extent regulatory approvals are required for the manufacture and sale of the Matching Product) from receipt of the relevant Specifications Sheet, which shall be treated as an FWD Product in accordance with the terms of this Agreement. Only where FL and FGL are not able to offer or fail to notify the Company of a Matching Product in accordance with this Clause 2.1.3, shall the Company be entitled to distribute through the Bolttech Distribution Channels such life insurance product manufactured by any person;

2.1.4	ensure compliance with requirements jointly provided by FL and FGL in respect of the sale of FWD Products, including but not limited to training of sales staff, point of sale compliance, any other product sale directions, applicable laws and regulations, rules of any stock exchange in which the securities of FL and FGL or a holding company are listed, and any requirements imposed by insurance regulators of FL and FGL;

2.1.5	provide FL and/or FGL, at their own cost and expense, reasonable access and assistance to the Bolttech Group to enable FL and/or FGL to audit the Company’s performance under this Agreement or to comply with Applicable Laws; and

2.1.6	subject to definitive agreement(s) on arms’ length terms, use commercially reasonable efforts to extend the collaborative relationship with FWD Group and encourage the distribution of FWD Products to the Bolttech Group’s business partners.

2.2	As at the date of this Agreement and from time to time thereafter, the Company shall discuss with FL and FGL the commercial terms (including commission and related payments) on which the Company and members of the Bolttech Group shall distribute FWD Products. If the Company from time to time reasonably determines that the commission and related payments (including referral fees) paid or payable to the Bolttech Group in relation to the distribution of FWD Products is below the level of commission payable in connection with similar products distributed by other comparable insurance companies operating in the same territories in the same or similar distribution channels, the Parties shall refer the matter to the Steering Committee for prompt discussion with a view to improving the commission level to a level at least consistent with other comparable insurance companies operating in the same territories in the same or similar distribution channels.

3.	FL and FGL Obligations

3.1	Subject always to Clause 3.2 and the terms of any existing obligations which FL, FGL or any member of the FWD Group is subject on the date of this Agreement, to the extent permitted by Applicable Laws, each of FL and FGL shall, and shall procure FWD Group to, at all times during the Term:

3.1.1	distribute Bolttech Products through the FWD Distribution Channels;

3.1.2	distribute Bolttech Products on a Preferred Supplier basis through the FWD Partnership Channels;

3.1.3	prior to distributing any new general insurance product (other than Bolttech Products or Boundary Products) through the FWD Distribution Channels, provide the Company with a Specifications Sheet in respect of such proposed product. Within 15 days of receiving the Specifications Sheet, the Company shall notify FL and/or FGL (as applicable) in writing of whether a member of Bolttech Group is able and committed to offer a Matching Product. If the Company notifies FL and/or FGL that a member of Bolttech Group is able and committed to offer a Matching Product, the Company shall procure the manufacture of the Matching Product within 3 months (provided that such period may be extended to an aggregate of 6 months to the extent regulatory approvals are required for the manufacture and sale of the Matching Product) from receipt of the relevant Specifications Sheet, which shall be treated as a Bolttech Product in accordance with the terms of this Agreement. Only where the Company is not able to offer or fails to notify FL and/or FGL (as applicable) of a Matching Product in accordance with this Clause 3.1.3, shall FL and/or FGL (as applicable) be entitled to distribute through the FWD Distribution Channels such general insurance product manufactured by any person;

3.1.4	ensure compliance with requirements provided by the Company in respect of the sale of Bolttech Products, including but not limited to training of sales staff, point of sale compliance, any other product sale directions, applicable laws and regulations, rules of any stock exchange in which the securities of the Company or a holding company are listed, and any requirements imposed by insurance regulators of the Company;

3.1.5	provide the Company, at its own cost and expense, reasonable access and assistance to the FWD Group to enable the Company to audit FL and/or FGL’s performance under this Agreement or to comply with Applicable Laws; and

3.1.6	subject to definitive agreement(s) on arms’ length terms, use commercially reasonable efforts to extend the collaborative relationship with Bolttech Group and encourage the distribution of Bolttech Products to FWD Group’s business partners.

3.2	As at the date of this Agreement and from time to time thereafter, FL and FGL shall discuss with the Company the commercial terms (including commission and related payments) on which FL, FGL and members of the FWD Group shall distribute Bolttech Products. If FL and FGL reasonably determine that the commission and related payments (including referral fees) paid or payable to the FWD Group in relation to the distribution of Bolttech Products is below the level of commission payable in connection with similar products distributed by other comparable insurance companies operating in the same territories in the same or similar distribution channels, the Parties shall refer the matter to the Steering Committee for prompt discussion with a view to improving the commission level to a level at least consistent with other comparable insurance companies operating in the same territories in the same or similar distribution channels.

4.	Non-Competition

4.1	The Company undertakes that during the Non-Compete Period, it shall not, and shall procure that no member of the Bolttech Group shall, without the prior written consent of FL and FGL:

4.1.1	save for the Non-Compete Exclusions, carry on, or directly hold any ownership interests in an entity which primary or core business is to carry on, the business of manufacturing or underwriting life insurance products in jurisdictions in which the FWD Group has operations from time to time (the “FWD Group Markets”); or

4.1.2	sell, transfer or otherwise dispose of a Significant Interest in the Company to any FWD Competitor. This Clause 4.1.2 shall not prevent a shareholder of the Company from selling, transferring or otherwise disposing of its ownership interests in the Company as it sees fit.

4.2	The Company shall be deemed not to have breached Clause 4.1:

4.2.1	if an entity:

(A)	in which the Bolttech Group holds a non-controlling interest; and

(B)	which, at the time of the Bolttech Group’s acquisition of such non-controlling interest, primary or core business was not the manufacture or underwriting of life insurance products,

subsequently carries on the business of manufacturing or underwriting life insurance products as its primary or core business in the FWD Group Markets; or

4.2.2	to the extent the Company or a member of the Bolttech Group commences carrying on business, or acquires any ownership interests in an entity, at a time when the FWD Group did not have operations in the relevant jurisdiction, in which case the Company or the relevant member of the Bolttech Group shall not be required to terminate or dispose of the relevant business or ownership interests notwithstanding the FWD Group subsequently developing operations in the relevant jurisdiction.

4.3	Each of FL and FGL severally undertake that during the Non-Compete Period, it shall not, and shall procure that no member of the FWD Group controlled by each of FL and FGL shall, without the prior written consent of the Company:

4.3.1	save for the Non-Compete Exclusions and in respect of FWD Singapore Pte. Ltd. and its business (whether developed organically or inorganically by FWD Singapore Pte. Ltd.), carry on, or directly hold any ownership interests in any entity which primary or core business is to carry on, the business of: (A) manufacturing or underwriting of general insurance products; (B) the provision of device protection products; and/or (C) the provision of digital brokerage services for general insurance products in jurisdictions in which the Bolttech Group has operations from time to time (the “Bolttech Group Markets”); or

4.3.2	sell, transfer or otherwise dispose of a Significant Interest in FL or FGL to any Bolttech Competitor. This Clause 4.3.2 shall not prevent a shareholder of FL or FGL from selling, transferring or otherwise disposing of its ownership interests in FL or FGL as it sees fit.

4.4	FL and FGL shall be deemed not to have breached Clause 4.3:

4.4.1	if an entity:

(A)	in which the FWD Group holds a non-controlling interest; and

(B)	which, at the time of the FWD Group’s acquisition of such non-controlling interest, primary or core business was not the manufacture or underwriting of general insurance products,

subsequently carries on the business of manufacturing or underwriting general insurance products as its primary or core business in the Bolttech Group Markets; or

4.4.2	to the extent a member of the FWD Group commences carrying on business, or acquires any ownership interests in an entity, at a time when the Bolttech Group did not have operations in the relevant jurisdiction, in which case the relevant member of the FWD Group shall not be required to terminate or dispose of the relevant business or ownership interests notwithstanding the Bolttech Group subsequently developing operations in the relevant jurisdiction.

4.5	Notwithstanding anything to the contrary in this Agreement, no Party shall be restricted from distributing Boundary Products manufactured by third-party manufacturers that are not an Affiliate of such Party.

5.	IPO

If FL and FGL jointly determine in their reasonable discretion that any provision of this Agreement has an adverse impact on the proposed initial public offering of FL and/or FGL (including with respect to the valuation of FL and/or FGL for such purpose) or the ongoing compliance by the listed group of which FL and FGL are members with applicable stock exchange rules regulations, the Parties shall discuss in good faith and use their respective best endeavours to agree any amendment required to such provision to remove or mitigate as much as possible such adverse impact. If the Parties are unable to reach agreement two months after the determination by FL and FGL and after such good faith discussions, the Parties shall escalate the discussions to their respective ultimate shareholder. If, following such escalation the Parties are unable to reach agreement following a period of not less than two months, any Party shall be entitled to terminate this Agreement.

6.	Steering Committee

6.1	Parties shall within 20 days from signing this Agreement, or such other time as mutually agreed, form a Steering Committee (“Steering Committee”) comprising an equal number of representatives nominated jointly by FL and FGL on the one hand, and nominated by the Company on the other hand. When the Steering Committee is first formed, it shall be led by David Broom (nominated by FL and FGL) and Ryan Mascarenhas (nominated by the Company).

6.2	The Steering Committee will supervise the distribution operations and performance of other obligations under this Agreement, and provide strategic guidance and direction with respect to the development of the relationship, with the aim of maximising the distribution of Bolttech Products and FWD Products to the extent permitted by Applicable Laws.

7.	Group Medical and Group Life business

As provided for as a Non-Compete Exclusion, the Parties agree that both the Bolttech Group and the FWD Group may write Group Medical business.

8.	Term

This Agreement shall take effect from the Effective Date and shall continue for a period fifteen (15) years.

9.	Costs

Each Party to this Agreement shall pay its own costs of and incidental to this Agreement.

10.	General

10.1	Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as other Party(ies) may reasonably request in order to carry out the intent and achieve the purposes of this Agreement and transactions contemplated hereunder.

10.2	This Agreement shall be binding upon and enure to the benefit of the estates, personal representatives or successors of the Parties.

10.3	This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the Parties.

10.4	If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

10.5	This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

10.6	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

11.	Notices

11.1	Any notice required to be given by any Party hereto to any other shall be deemed validly served by hand delivery; by prepaid registered letter sent through the post (airmail if to an overseas address); by facsimile transmission; or by email to its address given herein or such other address as may from time to time be notified for this purpose. Any notice served by hand shall be deemed to have been served on delivery; any notice served by facsimile transmission shall be deemed to have been served when sent; any notice served by prepaid registered letter shall be deemed to have been served 48 hours (72 hours in the case of a letter sent by airmail to an address in another country) after the time at which it was posted and in proving service it shall be sufficient (in the case of service by hand and prepaid registered letter) to prove that the notice was properly addressed and delivered or posted, as the case may be; and in the case of service by facsimile transmission to prove that the transmission was confirmed as sent by the originating machine. Any notice served by email shall be deemed to have been served when the email is received, unless the time of receipt is after 5:30pm local time on a Business Day at the address of the recipient, in which case it is deemed received upon commencement of business on the next Business Day.

11.2	The notice details of each Party are as follows:

FL

Address:	[***]

Attention:	[***]

Email:	[***]

FGL

Address:	[***]

Attention:	[***]

Email:	[***]

Company

Address:	[***]

Attention:	[***]

Email:	[***]

With copy	[***]

(not to be treated as valid notice) to:	[***]

12.	Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

13.	Governing Law and Submission to Jurisdiction

13.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the HKIAC under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

The seat of arbitration shall be Hong Kong.

13.2	The number of arbitrators shall be one.

13.3	The arbitration proceedings shall be conducted in English.

13.4	Where disputes arise under this Agreement and under any of the Associated Contracts which, in the reasonable opinion of the first arbitral tribunal to be appointed in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitral tribunal shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If that arbitral tribunal so orders, the parties to each dispute which is a subject of its order shall be treated as having consented to that dispute being finally decided:

13.4.1	by the arbitral tribunal that ordered the consolidation unless the HKIAC decides that it would not be suitable or impartial; and

13.4.2	in accordance with the procedure, at the seat (or legal place), and in the language specified in the arbitration agreement in the contract under which the arbitral tribunal that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, ordered by the arbitral tribunal in the consolidated proceedings.

This Clause 13.4 shall apply even where powers to consolidate proceedings exist under any applicable arbitration rules (including those of an arbitral institution) and, in such circumstances, the provisions of this Clause 13.4 shall apply in addition to those powers.

EXECUTED by the authorised representative of each Party as of the date first written above.

FL
For and on behalf of		[***]
FWD LIMITED
Name: [***]
Title: Director

FGL		[***]
For and on behalf of	)
FWD GROUP LIMITED	)	Name: [***]
	)	Title: Director

Company
For and on behalf of	)
BOLTTECH HOLDINGS LIMITED	)
)
Name:
Title:

[Signature Page to Business Collaboration Agreement]

EXECUTED by the authorised representative of each Party as of the date first written above.

FL
For and on behalf of	)
FWD LIMITED [***]	)
	)	Name:
Title:

FGL
For and on behalf of	)
FWD GROUP LIMITED	)
	)	Name:
Title:

Company
For and on behalf of	)
BOLTTECH HOLDINGS LIMITED	)	[***]
	)	Name: [***]
Title: Director

[Signature Page to Business Collaboration Agreement]

Appendix

Form of Specifications Sheet1

No.	Items	Descriptions

1.	Business Considerations

1.1	Product Rationale	[To insert a brief description (1-2 paragraph(s)) as to why such proposed product is required.]
1.2	Marketing Name	[To insert the relevant marketing name[s] of the proposed product[s], e.g. travel insurance, stroke insurance, heart attack insurance.]
1.3	Target Customers	[To insert details of the targeted customers of the proposed product.]
2.	Product Features
2.1	Product Description	[To insert brief details of the proposed product.
E.g. the coverage in respect of the time period before, during or post trip if this relates to travel insurance; or whether such life insurance is a non- participating term that pays out the full sum of the insured amount only upon meeting the definition of certain defined terms. To include language, as applicable, if any fixed death benefit (with the relevant amount) will be payable (for a life insurance product) if the insured death’s is due to any cause, together with any exclusions.]

2.2	Product Structure	[To insert brief details of the structure. This includes the following (as applicable):
		•	if this applies to an individual / couple / family / group (and what the limit is for a family / group)
		•	Policy type
		•	Plan type
		•	geographical coverage (including any exclusions) any sum assured options (and if so, the amount(s), if there are different categories)
		•	whether such proposed product will have a base product and any (optional) rider
		•	if there are a few features under the same product, whether there be any combination
		•	to provide examples as necessary of the above]

3.	Policy Benefits
3.1	Basic Benefits	[To insert brief details of the basic benefits of the proposed product, e.g. death benefit, medical second opinion. If possible, please include the definition of each basic benefit.
This can be based on (in) the plan type with the amount set according to each plan type for the respective benefits or (ii) listing out how much of the sum assured (in terms of percentage of monetary amount) will be payable, including if there are any carve-outs.]
3.2	Rider Benefits	[To insert brief details of the (optional) rider benefits of the proposed product (if applicable), e.g. early condition of heart & stroke, heart disorder, neurological disorder. If possible, please include the definition of each rider benefit.

1 Note: if the proposed new product is to be distributed by the Company and/or the Bolttech Group, the following (equivalent) sections under the Product Approval Report for a FWD entity under the FWD Group should be considered and included appropriately in the Specifications Sheet delivered pursuant to this Agreement (and such specific report will be shared with the relevant entity in each of the FWD Group and the Bolttech Group): (i) customer insights / research for such proposed product; (ii) how the proposed product fits the needs of customers and (iii) distributor compensation structure for such proposed product.

No.	Items	Descriptions
This can be based on (i) the plan type with the amount set according to each plan type for the respective rider or (ii) listing out how much of the sum assured or total premium (in terms of percentage of monetary amount) will be payable, including if there are any carve-outs.]
3.2.1	Early condition	[To insert brief details if applicable.]
3.3	Surrender Benefit	[To insert brief details if applicable, e.g. when will the surrender value not need to be paid; and when the policy will continue to be covered up until.]
3.4	Maturity Benefit	[To insert brief details if applicable.]
3.5	Policy Benefit	[To specify any benefits not mentioned above.]
4.	Policy Limits
4.1	Entry age	[To insert brief details on minimum age and maximum age (if applicable).]
4.2	Coverage term	[To insert brief details, e.g. if the maximum length for travel insurance, or how often such coverage is renewed for any life insurance product.]
4.3	Sum Assured	[To insert brief details, e.g. the minimum and/or maximum sum assured, as
	Limitations	applicable, and if there are any other limits.]
4.4	Eligibility Rules	[To insert brief details in terms of residential and nationality requirements, and if foreigners (relative to the applicant’s residential country) are included.]
4.5	Survival Period	[To insert brief details if applicable.]
4.6	Waiting Period	[To insert brief details if applicable.]
4.7	Other Policy Limits	[To specify any policy limits not mentioned above.]
5.	Premium
5.1	Premium Term	[To insert brief details, e.g. if this is a single/regular premium plan or otherwise.]
5.2	Method & Frequency	[To insert brief details as to how payments can be paid (e.g. bank transfer /
	of Payment	credit card) and how often premiums are to be paid.]
5.3	Premium Guarantee	[To insert brief details as to whether premium rates are guaranteed or applicable.]
5.4	Policy Renewability	[To insert brief details as to whether any policy is renewable and if so, the limits.]
6.	Policy Options
6.1	Increase and decrease	[To insert brief details as to whether such action is allowed and if so, the limits
	sum insured	on such increased or decreased sum insured.]
6.2	Add or remove riders	[To insert brief details as to whether such action is allowed and if so, any limits on such actions to be taken.]
6.3	Changing policy term	[To insert brief details as to whether such action is applicable.]
6.4	Policy reinstatement	[To insert brief details as to whether such action is allowed and if so, any limits on such actions to be taken.]
6.5	Other Options	[Please specify any policy options not mentioned above.]
7.	Underwriting
7.1	Financial	[To insert brief details as to whether such underwriting is applicable.] Underwriting
7.2	Medical Underwriting	[To insert brief details as to whether such underwriting is applicable, and if so, how will such be applicable, e.g. providing certain questions to determine.]
8.	Reinsurance
8.1	Reinsurance	[To insert brief details as to whether reinsurance is applicable, and if so, the type of reinsurance and the percentage of retention.]
9.	Termination
9.1	Termination	[To insert brief details on termination, including (i) what events will trigger the policy to terminate, (ii) whether such termination is automatic and (iii) in case of early termination of the policy, what refunds, if any, will be provided.]
10.	Exclusions

No.	Items	Descriptions
10.1	Exclusions	[To insert brief details on exclusions (e.g. if there are any pre-existing conditions or to refer to the policy contract (and attach such policy contract if so).]
11.	Free-look period
11.1	Free-look period	[To insert brief details on free-look period if applicable, including the time period.]
12.	Nomination of beneficiaries and Assignment of policy
12.1	Nomination of beneficiaries and Assignment of policy	[To insert brief details if such is applicable or allowed, including the details of beneficiaries and such beneficiaries and assignment policy.]
13.	Currency
13.1	Currency	[To insert details on the applicable currency.]